Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2013

Tontitown, Arkansas, July 26, 2013......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $2,682,191, or diluted and basic earnings per share of $0.31 for the quarter ended June 30, 2013, and net income of $2,225,923, or diluted and basic earnings per share of $0.26 for the six month period then ended. These results compare to net income of $934,791, or diluted and basic earnings per share of $0.11, and net income of $1,608,984, or diluted and basic earnings per share of $0.18, respectively, for the three and six months ended June 30, 2012.

Operating revenues, including revenue from fuel surcharges, were $104,407,650 for the second quarter of 2013, a 10.9% increase compared to $94,155,811 for the second quarter of 2012. Operating revenues, including fuel surcharges, were $204,389,588 for the six months ended June 30, 2013, a 7.4% increase compared to $190,311,220 for the six months ended June 30, 2012.

Daniel H. Cushman, President of the Company, commented, “Second quarter operating income of $5.0 million was very satisfying and represents the highest quarterly operating income that we have reported since the fourth quarter of 2006.

“Revenue, excluding revenue from fuel surcharges, grew by approximately $7.0 million and represented a 9.4% increase from second quarter 2012 revenues. The factors that contributed to this improvement included fleet growth of 3.1%, improved tractor utilization of 4.7%, a reduction of 1.7% in the empty miles ratio, and a 2.3% increase in our rate per total mile charged to customers. Demand for our services was relatively strong and steady through the second quarter with the exception of a couple of valuable “project lanes” that transitioned back to intermodal suppliers and away from our trucks. However, our success in securing new business was strong enough in the quarter to replace these lost lanes and achieve year over year revenue growth.

“As with most other carriers, our random freight division presents one of our greatest challenges. Due to the non-repetitive nature of the customers, routes, pickup and transit times, among other factors, we incur considerably more cost and driver dissatisfaction with this category of freight. One of our primary initiatives includes reducing the significance of our random freight service offering as a percentage of our total freight service. The percentage of freight serviced by our random freight division decreased from 45.2% of our total freight in the second quarter 2012 to 38.7% of our total freight in the second quarter 2013. Providing random freight services is an essential support function for our other, more profitable divisions, however, our goal for the random freight division is to reduce its impact to around 30% of the total freight serviced. We continuously explore the network availability of random freight service opportunities and seek to improve profitability through more disciplined choices, better planning, and more efficient execution.

“Fuel costs were down as the U.S. average price per gallon of diesel decreased for the second quarter 2013 as compared to the second quarter 2012. Also contributing to the reduction in fuel costs were gains in truck fuel efficiency experienced as we continued to replace older trucks with new, more efficient trucks. These efficiency gains contributed to a reduction in fuel costs of approximately $700,000 for the second quarter 2013 as compared to the second quarter of 2012.

“The average age of our truck fleet improved from 2.0 years at the end of the second quarter 2012 to 1.5 years at the end of the second quarter 2013. A newer fleet generally contributes to lower repair costs, fuel savings, unit utilization, and driver satisfaction. Our current capital expenditures program is designed to maintain the 1.5 year average truck age and includes fleet growth of approximately 100 trucks. In addition, our program includes the replacement of 60 trailers each month for the remainder of 2013.

“While we are pleased with our overall results to date, the second quarter was not without its challenges, especially in the driver recruiting and retention arena. We, like many of our peers, continue to grapple with the challenge of acquiring and retaining professional truck drivers which has hindered our ability for planned internal growth. We are currently experiencing increased competition from other transportation providers over a shrinking pool of qualified professional truck drivers as other industries such as construction, manufacturing, and agriculture appear as attractive alternatives to the challenging lifestyle of a professional truck driver. Despite this challenge, we were able to end the second quarter of 2013 with 127 more drivers and 203 more owner operators than those at the end of the second quarter of 2012. However, sustained intense competition for a dwindling pool of qualified drivers coupled with more stringent governmental regulations could severely impact our future ability to recruit and retain qualified professional drivers.

“We would like to congratulate our employees for their hard work and dedication reflected in our quarterly results, and to thank our customers, suppliers and shareholders for their continued commitment and support.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue, before fuel surcharge	$80,657,270	$73,699,771	$158,485,219	$148,868,210
Fuel surcharge	23,750,380	20,456,040	45,904,369	41,443,010
	104,407,650	94,155,811	204,389,588	190,311,220

Operating expenses and costs:
Salaries, wages and benefits	43,846,857	33,763,886	84,955,420	65,805,402
Fuel expense	24,231,485	27,388,572	51,201,963	58,235,323
Operating supplies and expenses	8,812,376	10,118,383	17,661,286	19,443,485
Rent and purchased transportation	5,732,884	6,325,830	12,117,353	13,324,075
Depreciation	9,766,340	9,307,161	19,859,914	18,554,185
Operating taxes and licenses	1,229,685	1,239,605	2,500,584	2,479,401
Insurance and claims	3,809,864	3,259,966	7,247,855	6,594,847
Communications and utilities	519,147	536,872	1,119,896	1,126,789
Other	1,665,760	1,222,896	3,325,868	2,632,747
Gain on disposition of equipment	(212,779)	(279,507)	(354,988)	(243,412)
Total operating expenses and costs	99,401,619	92,883,664	199,635,151	187,952,842

Operating income	5,006,031	1,272,147	4,754,437	2,358,378

Interest expense	(879,612)	(605,154)	(1,694,853)	(1,166,567)
Non-operating income	289,335	894,576	572,205	1,488,936

Income before income taxes	4,415,754	1,561,569	3,631,789	2,680,747
Income tax expense	1,733,563	626,778	1,405,866	1,071,763

Net income	$2,682,191	$934,791	$2,225,923	$1,608,984

Diluted earnings per share	$0.31	$0.11	$0.26	$0.18

Average shares outstanding – Diluted	8,659,472	8,703,139	8,674,600	8,700,763

	Quarter ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Truckload Operations
Total miles	54,087,798	50,072,772	105,831,764	100,766,170
Operating ratio*	93.53%	98.40%	97.02%	98.54%
Empty miles factor	7.21%	8.89%	7.58%	8.88%
Revenue per total mile, before fuel surcharge	$1.38	$1.35	$1.38	$1.35
Total loads	67,501	65,726	131,370	132,059
Revenue per truck per work day	$651	$607	$637	$610
Revenue per truck per week	$3,255	$3,035	$3,185	$3,050
Average company trucks	1,471	1,617	1,509	1,634
Average owner operator trucks	321	122	289	109

Logistics Operations
Total revenue	$5,951,402	$6,087,304	$12,871,196	$12,720,596
Operating ratio	97.14%	96.84%	96.74%	97.09%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.